    As filed with the Securities and Exchange Commission on March 10, 2000
                                                     Registration No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 -------------
                                   Form S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 -------------
                                 Naviant, Inc.
            (Exact name of registrant as specified in its charter)
        Delaware                   7389                   23-2889732
     (State or other         (Primary Standard         (I.R.S. Employer
     jurisdiction of            Industrial          Identification Number)
    incorporation or        Classification Code
      organization)               Number)
                                 -------------
                                 Naviant, Inc.
                        14 Campus Boulevard, Suite 200
                      Newtown Square, Pennsylvania 19073
                           Telephone: (610) 355-7040
                           Facsimile: (610) 355-2428
  (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
                                 -------------
                            Dr. Charles W. Stryker
                President Chief Executive Officer and Chairman
                                 Naviant, Inc.
                        14 Campus Boulevard, Suite 200
                      Newtown Square, Pennsylvania 19073
                           Telephone: (610) 355-7040
                           Facsimile: (610) 355-2428
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 -------------
                                  Copies to:
         Kevin J. Lavin, Esq.                 Julia K. Cowles, Esq.
   Brobeck, Phleger & Harrison LLP            Davis Polk & Wardwell
701 Pennsylvania Avenue NW, Suite 220          450 Lexington Avenue
         Washington, DC 20004                   New York, NY 10017
      Telephone: (202) 220-6000             Telephone: (212) 450-4000
      Facsimile: (202) 220-5200             Facsimile: (212) 450-4800
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]___________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 -------------
                        CALCULATION OF REGISTRATION FEE
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
                                            Proposed Maximum
         Title of Each Class of                Aggregate           Amount of
      Securities to be Registered        Offering Price (1) (2) Registration Fee
--------------------------------------------------------------------------------
Common Stock, $0.01 par value..........       $50,000,000           $13,200

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(1) Includes shares of common stock that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.
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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS.

      All capitalized terms used and not defined in Part II of this registration statement shall have the meaning assigned to them in the Prospectus which forms a part of this registration statement.

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets for the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

     SEC Registration fee........................................... $13,200.00
     NASD fee.......................................................   5,500.00
     Nasdaq National Market listing fee.............................         *
     Printing and engraving expenses................................         *
     Legal fees and expenses........................................         *
     Accounting fees and expenses...................................         *
     Blue sky fees and expenses.....................................         *
     Transfer agent fees............................................         *
     Miscellaneous..................................................         *
       Total........................................................ $       *

--------
* To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

      Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonably cause to believe his or her conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of Chancery or such other court shall deem proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders. (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit.

     Article   of our   Amended and Restated Certificate of Incorporation
provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Section   of our Bylaws further provides that the registrant shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the registrant.

     The registrant has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

     The registrant maintains officers' and directors' liability insurance.

     Reference is made to Section 6 of the Purchase Agreement filed as Exhibit
1.1 hereto, indemnifying officers and directors of the registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

     Since inception, the registrant has issued and sold the following unregistered securities:

    1. The registrant issued and sold 712,600 shares (net of repurchases) of its common stock to employees and directors for an aggregate purchase price of $712,600 pursuant to exercises of options under its 1997 Stock Option Plan.

    2. The registrant issued and sold 3,616,614 shares (net of repurchases) of its common stock to employees and directors for an aggregate purchase price of $3,704,614 pursuant to exercises of options under its 1999 Stock Option/Stock Issuance Plan.

    3. On March 9, 2000, the registrant agreed to issue 11,000,000 shares of its Series E convertible preferred stock to SOFTBANK Content Services Inc. (which does business under the name of "Softbank Marketing Solutions") in exchange for substantially all of the assets of such company. This acquisition is subject to regulatory approvals.

    4. On March 9, 2000, the registrant agreed to issue and sell 9,259,259 shares of its Series F preferred stock to SOFTBANK Capital Partners LP, and sold to a group of 22 investors 9,237,551 shares of its Series F preferred stock.

    5. On February 24, 2000, the registrant issued 3,625,926 shares of its Series C preferred stock to Webcraft, Inc. in exchange for the stock of Webcraft's Impco Enterprises, Inc. subsidiary.

    6. On December 22, 1999, the registrant issued, in connection with a strategic relationship, a warrant to purchase 100,000 shares of common stock at an exercise price of $3.00 per share to Dr. Martha Rogers. Such warrant was exercised, and 100,000 shares of common stock were issued, on February 14, 2000.

    7. On November 17, 1999, the registrant issued and sold to a group of four investors (i) 2,962,963 shares of Series C preferred stock and
        (ii) warrants to purchase shares of common stock equal to 0.291% of the number of shares in this offering at an exercise price equal to the initial offering price, for an aggregate purchase price of $4,000,000.

    8. On November 5, 1999, the registrant issued, without consideration, a warrant to purchase 778,000 shares of common stock at an exercise price of $2.00 per share to MP3.com, Inc.

    9. On September 13, 1999, the registrant issued and sold to a group of 17 investors (i) 39,074,074 shares of Series C preferred stock, (ii) 8,888,889 shares of Series D preferred stock and (iii) warrants to purchase shares of common stock equal to 4.709% of the number of shares in this offering at an exercise price equal to the initial offering price, for an aggregate purchase price of $64,750,000.

    10. On October 26, 1998, the registrant issued and sold 1,500,000 shares of its Series B preferred stock at a price of $1.00 per share to MRJ Group, Inc. and a group of three investors.

    11. On May 14, 1997, the registrant issued and sold 3,375,000 shares of its Series A preferred stock at a price of $1.00 per share to a group of three investors.

    12. On May 2, 1997, the registrant issued 10,125,000 shares of common stock to MRJ, Inc. in exchange for certain assets used to form the registrant.

      These issuances were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

      (a) Exhibits:

   1.1* Form of Purchase Agreement.
   3.1* Certificate of Incorporation, as amended.
   3.2* Bylaws, as amended.
   4.1* Specimen common stock certificate.
   5.1* Opinion of Brobeck, Phleger & Harrison LLP
   9.1  Naviant Technology Solutions, Inc. Voting Trust Agreement
  10.1  Lease Agreement dated June 1, 1998, by and between the Registrant and
        Brandywine Operating Partnership, L.P.
  10.2 Lease Agreement dated October 28, 1999, by and between the Registrant and Spring Street, L.L.C.
  10.3  Lease Agreement by and between MRJ, Inc. and Teachers Insurance and
        Annuity Association of America
  10.4 Lease Agreement dated December 15, 1999, by and between the Registrant and Barrister Executive Suites, Inc.

                                      II-3




  10.5    Lease Agreement by and between the Registrant and Zoro LLC
  10.6    Lease Agreement dated July 1, 1998 by and between IMPCO Enterprises, Inc., a Subsidiary of
          Webcraft, Inc. and Richard R Lefrois
  10.7    Lease Agreement dated April 1, 1998, by and between IntelliQuest Information Group, Inc. and
          475 Park Avenue So. Co.
  10.8    1999 Stock Option/Stock Issuance Plan
  10.9*   2000 Stock Incentive Plan
  10.10*  Employee Stock Purchase Plan
  10.11   Form of Non-Employee Director Stock Option Grant
  10.12   Form of Non-Employee Director Stock Option Agreement
  10.13   Form of Non-Employee Director Stock Purchase Agreement
  10.14   Employment Agreement dated September 15, 1999, by and between the Registrant and
          Raymond T. Butkus
  10.15   Employment Agreement dated September 15, 1999, by and between the Registrant and
          James M. Flynn
  10.16   Employment Agreement dated September 15, 1999, by and between the Registrant and
          William J. Tobia
  10.17   Employment Agreement dated September 15, 1999, by and between the Registrant and
          Charles W. Stryker
  10.18*  Form of Indemnification Agreement with Officers and Directors
  10.19   Form of Secured convertible Promissory Note made by certain officers and directors in favor of the
          Registrant
  10.20   Form of Pledge Agreement by and between Messrs. Butkus, Becker, Flynn, Stryker, Inscoe, Tobia
          and Hodges in favor of the Registrant
  10.21   Note and Pledge Agreement dated September 13, 1999, by and between the Registrant and
          Dr. Stryker
  10.22*  Series B Preferred Stock Purchase Agreement
  10.23   Preferred Stock Purchase Agreement dated as of September 13, 1999, by and among the Registrant,
          TL Ventures III L.P., TL Ventures III Offshore L.P., TL Ventures III Interfund L.P., TL Ventures IV
          L.P., TL Ventures IV
          Interfund L.P., GE Capital Equity Investments, Inc., First Union Investors, Inc., At Home
          Corporation, 24/7 Media, Inc., BCI Growth V, LLC, BCI Investors, LLC, XL Ventures LLC,
          Catterton Partners IV, L.P., Catterton Partners IV Offshore, L.P., Citicorp and Charles W. Stryker
  10.24*  Series F Preferred Stock Purchase Agreement
  10.25*  Amended and Restated Registration Rights Agreement
  10.26*  Amended and Restated Stockholders Agreement
  10.27   Form of Common Stock Purchase Warrant issued to purchasers of Series C and Series D preferred stock
  10.28   Asset Purchase Agreement dated as of July 22, 1999, by and between the Registrant and IntelliQuest
          Information Group, Inc.
  10.29   Exchange Agreement dated February 18, 2000, by and among the Registrant, Impco Enterprises, Inc.
          and Webcraft, Inc.
  10.30   Purchase Agreement dated March 7, 2000, by and among the Registrant, SOFTBANK Content
          Services, Inc. and SOFTBANK Holdings, Inc.
  10.31*  Database License Agreement by and between the Registrant and Young & Rubicam Inc.
  10.32*  Mutual Business Agreement by and between the Registrant and Young & Rubicam Inc.
  10.33   Joint Database License Agreement dated September 30, 1999, by and between the Registrant and
          infoUSA, Inc.
  10.34*  Professional Services Agreement by and between the Registrant and Convergys Corporation
  10.35   Database Development Agreement dated September 7, 1999, by and between the Registrant and
          24/7 Media, Inc.
  10.36*  Consulting Service Agreement by and between the Registrant and 24/7 Media, Inc.
  10.37   Customer Acquisition and Advertising Agreement dated September 10, 1999, by and between the
          Registrant and
          At Home Corporation
  10.38*  Processing Agreement by and between the Registrant and eData.com, Inc.
  10.39   Data Sublicensing Agreement dated October 1, 1999, by and between the Registrant and
          eData.com, Inc.
  10.40*  Mutual Business Agreement between the Registrant and Webcraft, Inc.

  11.1*  Statement regarding computation of per share earnings
  21.1   Subsidiaries of the Registrant
  23.1   Consent of PricewaterhouseCoopers LLP with respect to Naviant, Inc.
  23.2   Consent of PricewaterhouseCoopers LLP with respect to SOFTBANK Content Services, Inc.
  23.3   Consent of PricewaterhouseCoopers LLP with respect to IQ2.net and Austin Registration
  23.4*  Consent of Brobeck, Phleger & Harrison LLP. Reference is made to Exhibit 5.1
  24.1   Power of attorney (See page II-6).
  27.1*  Financial Data Schedule

--------
* To be filed by amendment

      (b)  Financial Statement Schedules.

      Not included because the information required to be set forth therein is not applicable or is shown in registrant's Financial Statements or the related Notes.

Item 17. Undertakings.

      The registrant hereby undertakes to provide to the Underwriters at the closing specified in the Purchase Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the registrant, the Purchase Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown Square, Commonwealth of Pennsylvania, on this 10th day of March, 2000.

                                          NAVIANT, INC.

                                                  /s/ Charles W. Stryker
                                          By: _________________________________
                                               Chairman, President and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles W. Stryker, James M. Flynn, Robert L. R. Munden and William J. Tobia and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

      /s/ Charles W. Stryker           Chairman, Director,          March 10, 2000
______________________________________  President and Chief
      Charles W. Stryker, Ph.D.         Executive Officer

       /s/ William J. Tobia            Senior Vice President and    March 10, 2000
______________________________________  Chief Financial Officer
           William J. Tobia

     /s/ J. Kenneth Driessen           Director                     March 10, 2000
______________________________________
         J. Kenneth Driessen

       /s/ David A. Finley             Director                     March 10, 2000
______________________________________
           David A. Finley

        /s/ Ted A. Gardner             Director                     March 10, 2000
______________________________________
            Ted A. Gardner

     /s/ George L. Hashbarger          Director                     March 10, 2000
______________________________________
         George L. Hashbarger

       /s/ Mark E. Hastings            Director                     March 10, 2000
______________________________________
           Mark E. Hastings

     /s/ Robert E. Keith, Jr.          Director                     March 10, 2000
______________________________________
         Robert E. Keith, Jr.

      /s/ Jeffrey M. Killeen           Director                     March 10, 2000
______________________________________
          Jeffrey M. Killeen

        /s/ David J. Moore             Director                     March 10, 2000
______________________________________
            David J. Moore

      /s/ Kristopher A. Wood           Director                     March 10, 2000
______________________________________
          Kristopher A. Wood